Exhibit 99.2

Computershare Trust Company of Canada

Indemnity Agreement

     In consideration of the mutual covenants herein contained and the sum of One Dollar ($1.00) now paid by each of the parties hereto to the others (the receipt and sufficiency of which is hereby acknowledged) the parties hereto hereby agree as follows:

1.	General Indemnity

     Paramount Energy Operating Corp. (“PEOC”), in its personal capacity, and PEOC, as trustee of Paramount Operating Trust (“POT”) jointly and severally agree to indemnify and hold harmless Computershare Trust Company of Canada (the “Trustee”) and each of its directors, officers, employees and agents (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”) from and against any and all losses, expenses, claims, actions, damages and liabilities, (including without limitation all fees, expenses or liabilities of the Trustee relating to tax matters) joint or several, including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings, investigations, or claims and the reasonable fees and expenses of their counsel that may be incurred in advising with respect to and/or defending any action, suit, proceeding, investigation or claim that may be made or threatened against any Indemnified Party or in enforcing this indemnity (collectively, the “Claims”) to which any Indemnified Party may become subject or otherwise involved in any capacity insofar as the Claims relate to, are caused by, result from, arise out of or are based upon the delegations made to PEOC pursuant to the First Amended and Restated Trust Indenture made effective as of August 1, 2002 among BMO Nesbitt Burns Inc., as settlor, PEOC and the Trustee, as amended, restated and replaced from time to time (the “Trust Indenture”) related to Paramount Energy Trust (the “Trust”), or otherwise as a result of the Trustee acting as trustee of the Trust, except to the extent any losses, expenses, claims, actions, damages or liabilities incurred by the Indemnified Party have resulted from the gross negligence, fraud or wilful misconduct of such Indemnified Party. Subject to the terms hereunder, PEOC and POT shall have the right to defend any action on behalf of an Indemnified Party. PEOC and POT also agree that no Indemnified Party shall have any liability (whether in contract or tort or otherwise) to PEOC or POT or any person asserting claims on behalf of or in right of PEOC or POT in connection with the Delegations or acting as agent of the Trustee, except to the extent any losses, expenses, claims, actions, damages or liabilities incurred by the Indemnified Party have resulted from the gross negligence, fraud or wilful misconduct of such Indemnified Party. PEOC and POT will not, without the Trustee’s prior written consent (such consent not to be unreasonably withheld or delayed), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, suit, proceedings, investigation or claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is a party thereto) unless such settlement, compromise, consent or termination includes a release of each Indemnified Party from any liabilities arising out of such action, suit, proceeding, investigation or claim.

2.     Environmental Indemnity

     PEOC and POT jointly and severally agree to indemnify and hold harmless the Indemnified Parties from and against any liabilities, losses, costs, charges, expenses or penalties (including absolute or strict liability and costs and expenses of abatement and remediation of spills or releases of contaminants and liabilities of the Indemnified Parties, or any of them, to third parties (including governmental agencies) in respect of death, bodily injuries, property damage, damage to or impairment of the environment or any other injury or damage and including liabilities of the Indemnified Parties to third parties for the third parties’ consequential damages) incurred as a result of the administration of the Trust created under the Trust Indenture or the exercise by the Trustee of any rights or obligations under the Trust Indenture and which result from or relate, directly or indirectly, to the presence or release or threatened presence or release of any contaminants, by any means or for any reasons, on or in respect of any assets of the Trust or any entity controlled, directly or indirectly, by the Trust (the “Properties”), whether or not such presence or release or threatened presence or threatened release of the contaminants was under the control, care or management of the Trust, or PEOC, or of a previous owner or operator of any Properties or any other person. For the purpose of this paragraph, “liabilities” shall include: (i) liability of an Indemnified Party for costs and expenses of abatement and remediation of spills and releases of contaminants; (ii) liability of an Indemnified Party to a third party to reimburse the third party for death, bodily injuries, property damage and other injuries or damages which the third party suffers, including (to the extent, if any, that the Indemnified Party is liable therefor) consequential damages suffered by the third party; and (iii) liability of the Indemnified Party for damage to or impairment of the environment.

3.	Notice re Claim

     Promptly after receiving notice of an action, suit, proceeding or claim against the Trustee or any other Indemnified Party or receipt of notice of the commencement of any investigation, which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from PEOC or POT, the Trustee or any such other Indemnified Party will notify PEOC or POT in writing of the particulars thereof, provided that the omission so to notify PEOC or POT, shall not relieve PEOC or POT of any liability which PEOC or POT may have to the Trustee or any other Indemnified Party except and only to the extent that any such delay in or failure to give notice as herein required prejudices the defence of such action, suit, proceeding, claim or investigation or results in any material increase in the liability which PEOC or POT has under this indemnity.

4.	Apportionment of Liability

     If for any reason the foregoing indemnity (other than in accordance with the terms hereof) is unavailable to any Indemnified Party or insufficient to hold any other Indemnified Party harmless, PEOC and POT shall contribute to the amount paid or payable by the Trustee or the other Indemnified Party as a result of such Claim in such proportion as is appropriate to reflect not only the relative benefits received by PEOC or POT on the one hand and the Trustee or any other Indemnified Party on the other hand but also the relative fault of PEOC or POT, the Trustee or any other Indemnified Party as well as any relevant equitable considerations; provided that PEOC or POT shall in any event contribute to the amount paid or payable by the Trustee or any other Indemnified Party as a result of such Claim any excess of such amount over the amount of any fees received by the Trustee under the Trust Indenture.

5.	Additional Cost Indemnification

     PEOC and POT also agree to indemnify the Trustee for the reasonable time spent by its personnel in connection with any Claim at their normal per diem rates. The Trustee may retain counsel to separately represent it in the defence of a Claim, and the reasonable fees, charges and expenses of such counsel shall be at PEOC’s and POT’s expense, if (i) the Trust, PEOC or POT does not promptly assume the defence of the Claim, (ii) PEOC and POT agree to separate representation or (iii) the Trustee is advised by counsel acting reasonably in writing that there is an actual or potential conflict in PEOC’s, POT’s and the Indemnified Party’s respective interests or additional defences are available to the Trustee, which makes representation by the same counsel inappropriate.

6.	Limit on Indemnities

     The foregoing indemnities shall not apply to the extent that such losses, expenses, claims, actions, damages or liabilities to which the Indemnified Party may be subject were caused by the gross negligence, fraud or wilful misconduct of an Indemnified Party. This limitation shall however not apply in respect of matters that have been fully delegated to PEOC, or are otherwise the responsibility of PEOC and do not involve any act or omission of the Trustee. The Trustee shall have no liability in respect of any actions taken by PEOC in its capacity as agent of the Trustee.

7.	Additional Liabilities of PEOC and POT

     The obligations of PEOC and POT hereunder are in addition to any liabilities which PEOC and POT may otherwise have to any Indemnified Party.

8.	First Recourse is to the Trust and POT

     Notwithstanding any other provision of this indemnity, the Indemnified Parties agree that PEOC shall not be liable hereunder unless and until the Indemnified Parties have exhausted their recourse for indemnification against the Trust under the Trust Indenture, and against POT hereunder.

9.	Acknowledgement

     The parties hereto acknowledge that:

(a)	PEOC in respect of the obligations of POT hereunder, is entering into this indemnity solely in its capacity as the trustee on behalf of POT and the obligations of POT hereunder shall be binding upon PEOC in its capacity as the trustee on behalf of POT provided that any recourse against POT, PEOC in its capacity as the trustee of POT, or PEOC (with respect to the obligations of POT), in their respective capacities as such, in any manner in respect of any indebtedness, obligation or liability of POT, PEOC in its capacity as the trustee of POT, or PEOC (with respect to the obligations of POT) arising hereunder or arising in connection herewith or from the matters to which this indemnity relates, if any, including without limitation claims based in contract or on negligence, tortious behaviour or otherwise, shall be limited to, and satisfied only out of, the Trust Properties as defined in the Trust Indenture; and

(b)	In respect of the obligations of POT, no beneficiary of POT (including its own beneficiaries, if any), in his, her or its capacity as such, shall have any indebtedness, obligation or liability arising hereunder or in connection herewith or from the matters to which this indemnity relates, including without limitation claims based in contract, on negligence, tortious behaviour or otherwise.

10.	No Security Interest

     The Indemnified Parties acknowledge that the indemnities provided for herein are unsecured claims and do not constitute, and are not to be construed as in any manner constituting, a lien, charge or security interest in or upon the Trust Properties or any of the assets, properties or rights of POT or PEOC and no financing statement, caveat or security notice shall be filed or registered in connection therewith.

11.	Notices

     Any notice or other writing required or permitted to be given hereunder or for the purposes hereof (hereinafter in this Section 11 called a “notice”) to any Party shall be in writing and shall be sufficiently given if delivered personally, or if transmitted by telephone facsimile;

(a)	in the case of a notice the Trustee, at:

Computershare Trust Company of Canada 710, 530 – 8 Avenue SW Calgary, Alberta T2P 3S8
Attention: Manager, Corporate Trust Department Facsimile No.: (403) 267-6598

(b)	in the case of a notice to PEOC, at:

Paramount Energy Operating Corp. #500, 630 – 4 Avenue SW Calgary, Alberta T2P 0J9
Attention: President Facsimile No.: (403) 269-4444

(c)	in the case of a notice to PEOC, as trustee of Paramount Operating Trust, at:

Paramount Energy Operating Corp., as trustee of Paramount Operating Trust #500, 630 – 4 Avenue SW Calgary, Alberta T2P 0J9
Attention: President Facsimile No.: (403) 269-4444

or at such other address as the party to whom such writing is to be given shall have last notified the party giving the same in the manner provided in this paragraph. Any notice delivered to the party to whom it is addressed as hereinbefore provided shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a business day then the notice shall be deemed to have been given and received on the business day next following such day. Any notice transmitted by telephone facsimile shall be deemed given and received on the first business day after its transmission.

12.	Governing Law

     This Indemnity shall be governed by and construed and interpreted in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and shall be treated in all respects as an Alberta contract.

13.	Enurement

     This Indemnity shall enure, except as expressly provided herein, to the parties hereto and their respective successors and assigns.

14.	Entire Agreement

     This Indemnity constitutes the whole and entire agreement between the parties pertaining to the subject matter hereof and, except as provided herein, cancels and supersedes any prior agreements, undertakings, declarations and representations, written or verbal, pertaining to the subject matter hereof.

15.	Execution in Counterpart

     This Indemnity may be executed in any number of counterparts (including by way of facsimile) and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

     DATED as of the 1st day of August, 2002.

COMPUTERSHARE TRUST COMPANY OF CANADA

Per: /s/ Jacqueline Spink

Per: /s/ Heather Morley

PARAMOUNT ENERGY OPERATING CORP.

Per: /s/ Cameron Sebastian

Per:

PARAMOUNT ENERGY OPERATING CORP., as trustee of PARAMOUNT OPERATING TRUST

Per: /s/ Cameron Sebastian

Per: